Exhibit 99.1

                   Tower Group, Inc. Reports a 181% Increase
                      in the First Quarter 2005 Net Income

    NEW YORK--(BUSINESS WIRE)--May 2, 2005--Tower Group, Inc. (NASDAQ:
TWGP) today reported a 181% increase in first quarter of 2005 net income of $3.7 million as compared to first quarter of 2004 net income of $1.3 million. Diluted earnings per share of $0.19 for the first quarter of 2005 were based on weighted average diluted shares of 20,076,884 as compared with $0.23 per share for the first quarter of 2004, based on weighted average diluted shares of 5,726,083. Net income for the first quarter of 2005, excluding realized gains, net of tax was $3.6 million.
    Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. commented, "Our record first quarter net income was driven by continued strong growth in our core lines of business and geographic expansion outside of downstate New York while maintaining favorable margins through our disciplined underwriting. We continue to operate efficiently and differentiate Tower in the marketplace with our demand driven approach in which we focus on the needs of our producers."

    First Quarter 2005 Financial Highlights:

    Total revenues increased 97% to $42.7 million in the first quarter of 2005 as compared to $21.7 million in the prior year's first quarter. This increase was driven primarily by increases in net premiums earned, investment income and net realized investment gains partially offset by lower total commission and fee income. Net premiums earned represented 70% of total revenues for the first quarter of 2005 as compared to 37% for the same period of 2004. Ceding commission and fee income represented 23% of total revenue for the first quarter of 2005 as compared to 60% in the first quarter of 2004. This was reflective of the reduced ceding percentage under the quota share reinsurance agreement to 25% in the first quarter of 2005 versus 60% in the first quarter of 2004 in consideration of the increased capitalization of our insurance company. Net investment income, excluding realized gains, comprised 6% of total revenues in the first quarter of 2005 and 4% in the same period of 2004.
    Return on average equity was 11.5% in the first quarter of 2005 as compared with 37.9% in the first quarter of 2004. Although net income was significantly higher in the first quarter of 2005 as compared to the similar period in the prior year, the lower return on average equity resulted from the significant increase in average shareholders' equity resulting primarily from capital raised from the initial public offering and concurrent private placement in October 2004. The returns on average equity for each of the first quarter of 2005 and first quarter of 2004 were calculated by dividing annualized net income by average shareholders' equity of $129.6 million and $13.9 million, respectively.
    Gross premiums written in the insurance operations increased to $64.7 million in the first quarter, which were 62% higher than in the first quarter of 2004. This growth was driven by a 17.5% increase in policies in force and premium increases on renewed business which averaged 11% for personal lines and 6% for commercial lines. Premiums written on business subject to our commercial renewal rights agreement with OneBeacon Insurance Company LLC amounted to $8.8 million during the first quarter of 2005.
    Premiums produced by the managing general agency reached $8.4 million in the first quarter of 2005 which were 30% higher than in the first quarter of 2004. Growth was primarily due to increases in premiums produced in the middle market, small business overflow programs and business written through former OneBeacon producers that we appointed in consequence of the renewal rights transaction.
    Net premiums written increased 207% to $45.4 million in the first quarter of 2005 as compared to $14.8 million in the same period of 2004. The increase was driven by the growth in gross premiums written and a reduction in the quota share ceding percentage to 25 % beginning in 2005 compared with 60% during the first nine months of 2004.
    Net premiums earned rose 279% to $30.0 million for the first quarter of 2005 as compared to $7.9 million in the same quarter of 2004 due to overall growth in gross premiums written and the decision to cede a lower percentage of premiums as mentioned above. In addition, the first quarter's net earned premium was increased by $5.5 million from the $13.1 million of retained unearned premiums and related risks by the Company as of December 31, 2004 that would have been ceded to Converium Reinsurance (North America) Inc. absent the 2004 novation.
    Due to the significant reduction in quota share reinsurance beginning in the fourth quarter 2004, the ratio of net premiums earned to net premiums written declined to 46% in the fourth quarter 2004 and began its gradual increase to 66% in the first quarter 2005. We anticipate that this ratio will continue to gradually increase each quarter throughout 2005 and will average approximately 75 % to 80 % for the full year.
    Ceding commission revenue declined 43% to $5.8 million in the first quarter of 2005 as compared to $10.3 million in the first quarter of 2004 reflecting the significant reduction in the quota share ceding percentage.
    The net loss ratio improved to 60.2% for the first quarter of 2005 as compared to 63.3% in the first quarter of 2004. The improvement resulted from the increase in net premiums earned which reduced the proportional effect of catastrophe reinsurance premiums on the net loss ratio. In addition, while 2005 was a harsh winter in our operating territory, claims reported during the first quarter for our property lines were favorable as compared to the same quarter in the prior year.
    The gross expense ratio increased modestly by 0.2 points to 31.3% in the first quarter of 2005 as compared to 31.1% in the first quarter of 2004. The increase was related to establishing two new branch offices and additional expenses incurred as a public company. The net expense ratio increased 11.8 percentage points in the first quarter of 2005 as compared to the same period in 2004 primarily due to the lower ceding commission revenue discussed above. Ceding commission revenue caused the net expense ratio of 28.3% to be 3.0 percentage points lower than the gross expense ratio for the first quarter of 2005. In the first quarter of 2004, ceding commission revenue caused the net expense ratio of 16.5% to be 14.6 percentage points lower than the gross expense ratio.
    The net combined ratio increased to 88.5% in the first quarter of 2005 from 79.8% in the same period in the prior year primarily due to the increase in the net expense ratio driven by the lower ceding commission revenue. Nevertheless, the combined ratio remains extremely favorable.
    Pre-tax income in our insurance services segment increased to $1.0 million in the first quarter of 2005 from $0.5 million in the same quarter of 2004 primarily as a result of a 73% increase in direct commission revenue due to an increase in premiums placed with issuing carriers and additional commission revenue of $491,000 resulting from favorable loss development on the premiums produced. This increase was partially offset by a 34% increase in expenses for the first quarter of 2005 compared to the same period in 2004.
    Net investment income was a strong contributor to revenue growth in the first quarter of 2005, increasing 242% to $2.6 million versus $0.8 million in the first quarter of 2004. The acceleration of net investment income was primarily due to the growth in invested assets provided by operations, net proceeds from subordinated debentures underlying trust preferred securities in December 2004 for $26.8 million and net proceeds of $107.8 million from our initial public offering (IPO) and concurrent private placement in October 2004. The positive effects were offset by a slight decline in the yield on fixed maturity investments held at March 31, 2005 as compared to the same period in 2004. The pre-tax yield for our fixed income investments held at March 31, 2005 and March 31, 2004 was 4.6% and 4.8%, respectively. On a tax equivalent basis, the yield was 5.1% for invested assets held both at March 31, 2005 and March 31, 2004.
    Net realized capital gains were $0.2 million for the first quarter of 2005 as compared to $11,000 in the same quarter of the prior year. The increase resulted from the sale of common stocks for which the proceeds were reinvested into higher dividend yielding securities.
    Due to rising interest rates, the change in gross unrealized investment losses was approximately $3.0 million net of a tax benefit during the first quarter of 2005.
    Interest expense increased to $1.2 million in the first quarter of 2005 from $0.7 million in the first quarter of 2004. This increase was primarily a result of $0.5 million on subordinated debentures underlying trust preferred securities issued in December 2004 and a $0.2 million interest expense increase as a result of crediting reinsurers on funds withheld in segregated trusts as collateral for reinsurance recoverables effective January 1, 2004 with an annual effective yield of 2.5%. These increases were offset by reductions of $0.2 million of interest expenses on other borrowings and preferred stock repaid in the fourth quarter of 2004.
    The effective income tax rate was 35.2% and 39.2% for the first quarter of 2005 and first quarter of 2004, respectively. The effective tax rate in the first quarter of 2005 was lower due to the benefit of tax-exempt interest income in the first quarter of 2005 of $0.7 million as compared to $0.1 million in the same period of 2004.

                       First Quarter Highlights
                                                  First       First
                                                 Quarter     Quarter
                                                  2005        2004
                                              ------------ -----------

Total Underwriting Profit (Loss)              $      3,457 $    1,605
Insurance Services Segment Pre-Tax Income            1,040        472
Net Investment Income                                2,615        764
Net Realized Investment Gains                          209         11
Corporate Expenses                                    (422)       (28)
Interest Expense                                    (1,165)      (651)
Income Before Income Taxes                           5,734      2,173
Income Tax Expense                                   2,017        851
Net Income                                    $      3,717 $    1,322

EPS - Basic                                   $       0.19 $     0.30
EPS - Diluted                                 $       0.19 $     0.23

Book Value Per Share                          $       6.57 $     3.37

    Additional Highlights and Disclosures:

    Acquisition of Tower National Insurance Company :

    On March 28, 2005, Tower Group, Inc. announced the completion of the acquisition of Tower National Insurance Company (f/k/a North American Lumber Insurance Company), an insurance company with nine active licenses mostly on the east coast, including New Jersey, Connecticut and various New England states. The acquisition is consistent with our plans to expand insurance operations territorially through becoming licensed in states other than New York.

    Reinsurance Transactions:

    Like many other insurance companies, we have received an inquiry from the New York Insurance Department relating to risk transfer under our reinsurance arrangements. We have been providing information to the New York Insurance Department in response to these inquiries. We believe that our reinsurance agreements demonstrate an appropriate transfer of risk and proper accounting. Our auditors have confirmed their agreement with our view as part of their audit of our 2004 financial statements.

    Dividend Declaration:

    Tower Group, Inc. announced today that the Company's Board of Directors has approved a quarterly dividend of $0.025 per share payable June 27, 2005 to stockholders of record as of June 15, 2005.

    2005 Guidance:

    We continue to believe that strong growth opportunities remain in our targeted markets despite price softening in the broad P&C market. We expect overall market conditions to remain favorable for our products for the remainder of 2005 and remain on target with our guidance for the full year of 2005 that was provided in our first quarter earnings release. For the second quarter of 2005, we project net income to increase to a range between $4.5 million and $4.9 million. We project the diluted earnings per share in the second quarter to be in the range between $0.23 and $0.25 per diluted share. For the full year, we anticipate net income to increase to a range between $19.7 million and $ 20.5 million and diluted earnings per share to be between $ 0.98 and $1.02 per diluted share.

    About Tower Group, Inc.

    Tower Group, Inc., headquartered in New York City, offers property and casualty insurance products and services through its insurance company and insurance service subsidiaries. Its insurance company subsidiary, Tower Insurance Company of New York, is rated A- (Excellent) by A.M. Best Company and offers commercial insurance products to small to medium-size businesses and personal insurance products to individuals. Its insurance services subsidiary, Tower Risk Management, acts as a managing general agency, adjusts claims and negotiates reinsurance terms on behalf of other insurance companies. In March 2005, Tower Group, Inc. acquired its other insurance company subsidiary, Tower National Insurance Company (f/k/a North American Lumber Insurance Company).

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
    For more information visit Tower's website at http://www.twrgrp.com/.

                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                             First Quarter

                                             First    First
                                            Quarter  Quarter      %
                                              2005     2004    Change
                                           --------- -------- --------
Revenues:
Earned Premiums:
  Gross Premiums Earned                    $ 45,868 $ 37,342     22.8%
  Less: Ceded Premiums Earned               (15,850) (29,412)   -46.1%
                                            -------- --------
  Net Premiums Earned                        30,018    7,930    278.5%
Ceded Commission Revenue                      5,846   10,301    -43.2%
Policy Billing Fees                             196      174     12.6%
                                            -------- --------
Total                                        36,060   18,405     95.9%
Expenses:
Loss & Loss Adjustment Expenses
   Gross Loss & Loss Adjustment Expenses     26,078   21,505     21.3%
   Less: Ceded Loss & Loss Adjustment
    Expenses                                 (8,016) (16,488)   -51.4%
                                            -------- --------
  Net Loss & Loss Adjustment Expenses        18,062    5,017    260.0%
Underwriting Expenses
   Commissions Paid to Producers              7,581    6,136     23.5%
   Other Underwriting Expenses                6,960    5,647     23.3%
                                            -------- --------
Total Underwriting Expenses                  14,541   11,783     23.4%
                                            -------- --------
Total Expenses                               32,603   16,800     94.1%
                                            -------- --------
Underwriting Profit                        $  3,457 $  1,605    115.4%
                                            ======== ========
Key Measures:
Written Premiums
   Gross                                   $ 64,668 $ 40,013     61.6%
   Ceded                                    (19,307) (25,223)   -23.5%
                                            -------- --------
   Net                                     $ 45,361 $ 14,790    206.7%
                                            ======== ========
Loss Ratios
   Gross                                       56.9%    57.6%
   Net                                         60.2%    63.3%
Accident Year Loss Ratios
   Gross                                       57.9%    56.3%
   Net                                         60.1%    62.7%
Expense Ratios
   Gross                                       31.3%    31.1%
   Net                                         28.3%    16.5%
Combined Ratios (GAAP)
   Gross                                       88.2%    88.7%
   Net                                         88.5%    79.8%

           Insurance Services Segment Results of Operations
                             First Quarter

                                              First    First
                                             Quarter  Quarter     %
                                              2005     2004    Change
                                            --------- ------- --------
Revenues:
Direct Commission Revenue from MGA          $  2,525 $ 1,457     73.3%
Claims Administration Revenue                  1,053     869     21.2%
Reinsurance Intermediary Fees                    203     198      2.5%
Policy Billing Fees                                5       -        -
                                             -------- -------
Total                                          3,786   2,524     50.0%
Expenses:
Direct Commission Expense Paid to Producers    1,211     950     27.5%
Other Insurance Services Expenses                485     300     61.7%
Claims Expense Reimbursement to TICNY          1,050     802     30.9%
                                             -------- -------
Total Expenses                                 2,746   2,052     33.8%
                                             -------- -------
Insurance Services Pre-tax Income (Loss)    $  1,040 $   472    120.3%
                                             ======== =======

                           Tower Group, Inc.
                      Consolidated Balance Sheet

                                              (Unaudited)
                                                  March     December
                                                   31,         31,
                                                  2005        2004
                                              ------------ -----------
                                              ($ in thousands, except
                                                      par value
                                                 and share amounts)
ASSETS
Fixed-maturity securities, available-for-sale,
 at fair value (amortized cost $255,034 in
 2005 and $223,562 in 2004)                   $   251,929 $   224,523
Equity securities, at fair value (cost
 $29,681 in 2005 and $1,827 in 2004)               29,710       2,485
Common trust securities - statutory business
 trusts, equity method                              1,426       1,426
                                               ----------- -----------
    Total investments                             283,065     228,434
Cash and cash equivalents                          24,130      55,201
Investment income receivable                        2,449       1,975
Agents' balances receivable                        34,126      33,473
Assumed premiums receivable                         1,144       1,197
Ceding commission receivable                        8,727       8,329
Reinsurance recoverable                           100,454     101,173
Receivable -- claims paid by agency                 2,251       1,622
Prepaid reinsurance premiums                       31,847      28,391
Deferred acquisition costs net of deferred
 ceding commission revenue                         22,223      18,740
Federal income taxes and state taxes
 recoverable                                            -       1,975
Deferred income taxes                                 480           -
Intangible assets                                   6,039       4,978
Fixed assets, net of accumulated depreciation       5,620       5,420
Other assets                                        3,860       3,239
                                               ----------- -----------
    Total Assets                              $   526,415 $   494,147
                                               =========== ===========
LIABILITIES
Loss and loss adjustment expenses             $   140,518 $   128,722
Unearned premium                                  114,306      95,505
Reinsurance balances payable                        8,867       2,735
Payable to issuing carriers                        15,473      18,652
Funds held as agent                                   782         785
Funds held under reinsurance agreements            53,559      54,152
Accounts payable and accrued expenses              11,240      12,410
Checks outstanding                                  2,694       2,726
Payable for securities                              1,272           -
Federal and state income taxes payable                459           -
Deferred income taxes                                   -       1,587
Subordinated debentures                            47,426      47,426
                                               ----------- -----------
    Total Liabilities                             396,596     364,700
                                               ----------- -----------
STOCKHOLDERS' EQUITY
Common stock ($0.01 par value per share;
 40,000,000 shares authorized; 19,835,635 and
 19,826,135 shares issued in 2005 and 2004)           198         198
Paid-in-capital                                   112,478     112,375
Accumulated other comprehensive net income         (1,999)      1,052
Retained earnings                                  21,453      18,224
Unearned compensation - restricted stock           (1,817)     (1,908)
Treasury stock (88,967 shares in 2005 and
 2004)                                               (494)       (494)
                                               ----------- -----------
    Total Stockholders' Equity                    129,819     129,447
                                               ----------- -----------
    Total Liabilities and Stockholders'
     Equity                                   $   526,415 $   494,147
                                               =========== ===========


                           Tower Group, Inc.
                 Consolidated Statements of Income and
                       Comprehensive Net Income
                              (Unaudited)


                                                 Three Months Ended
                                                      March 31,
                                                   2005       2004
                                                ----------- ----------
                                               ($ in thousands, except
                                                        share
                                               and per share amounts)
Revenues
   Net premiums earned                         $    30,018 $    7,930
   Ceding commission revenue                         5,846     10,301
   Insurance services revenue                        3,781      2,524
   Net investment income                             2,615        764
   Net realized gains on investments                   209         11
   Policy billing fees                                 201        174
                                                ----------- ----------
     Total revenues                                 42,670     21,704
                                                ----------- ----------
Expenses
   Loss and loss adjustment expenses                18,062      5,017
   Direct commission expense                         8,792      7,086
   Other operating expenses                          8,917      6,777
   Interest expense                                  1,165        651
                                                ----------- ----------
     Total expenses                                 36,936     19,531
                                                ----------- ----------
   Income before income taxes                        5,734      2,173
   Income tax expense                                2,017        851
                                                ----------- ----------
     Net income                                $     3,717 $    1,322
                                                =========== ==========

Comprehensive Net Income
   Net income                                  $     3,717 $    1,322
   Other comprehensive income:
     Gross unrealized investment holding
      (losses) gains arising during period          (4,486)       947
     Less: reclassification adjustment for
      gains included in net income                    (209)       (11)
                                                ----------- ----------
                                                    (4,695)       936
     Income tax benefit (expense) related to
      items of other comprehensive income            1,644       (318)
                                                ----------- ----------
     Total other comprehensive net (loss)
      income                                        (3,051)       618
                                                ----------- ----------
        Comprehensive Net Income               $       666 $    1,940
                                                =========== ==========

Earnings Per Share
   Basic earnings per common share             $      0.19 $     0.30
                                                =========== ==========
   Diluted earnings per common share           $      0.19 $     0.23
                                                =========== ==========

Weighted Average Common Shares Outstanding:
     Basic                                      19,521,111  4,407,434
     Diluted                                    20,076,884  5,726,083

    CONTACT: Tower Group, Inc.
             Investor Relations:
             Andrew Colannino, 212-655-2107
             acolannino@twrgrp.com